Exhibit 99.2

Hudson Valley Holding Corp.
Terms and Conditions of the Company’s Repurchase Program

Dated: May 21, 2009

1.  Hudson Valley Holding Corp. (the “Company”) may announce programs to repurchase shares of its common stock from time to time.

2.  The Company presently expects it may announce several repurchase programs each calendar year.  Each program is expected to involve the offer by the Company to repurchase up to 25,000 shares of the Company's common stock at a specified price during an approximately 45-day repurchase period, during which, subject to the conditions set forth below, each shareholder will have the opportunity to submit shares for repurchase on or before the expiration of the repurchase period.

3.  Each program will be announced by a press release, which is expected to be distributed to shareholders of record and filed as a Form 8-K by the Company.  The press release will specify the repurchase price, the expiration date of the program period, and the maximum number of shares that may be repurchased by the Company during the program period.  The repurchase price will be established by the Board of Directors at fair market value, using an annual third party appraisal which will be adjusted by various factors between annual appraisals.  The share repurchase price for each program period is expected to vary and may go up or down, depending upon current economic conditions and the performance of the Company.  The number of shares to be repurchased and the initiation of each repurchase program will be evaluated by the Board in light of the performance of the Company, its capital position and capital needs, as well as banking laws, regulations and announcements applicable to the Company.

4.  The Company will repurchase not more than 1,000 shares from each beneficial holder in any announced program period.  For these purposes, a beneficial holder is defined to include the submitting shareholder, his or her husband or wife, any children 21 years of age or younger, and any entity that any member of the beneficial holder group controls.  The Company's determinations on these and other issues in each program will be made in good faith and will be final.

5.  If more shares are offered for repurchase than covered by the program, the Company will pro rate repurchases from each submitting holder.  For example, if 50,000 shares were submitted for a program with a 25,000 share maximum, the Company will repurchase from each holder only 50% of the shares offered for repurchase (taking into account the maximum eligibility of 1,000 shares).

6.  To have shares repurchased in the program, a shareholder will need to submit a completed form of letter of transmittal, together with stock certificates for the shares to be repurchased and a stock power with medallion signatures guaranteed, prior to 5:00 PM of the expiration date of the announced program.  Each shareholder in the letter of transmittal must certify that the shareholder, together with any other holder included in the definition of beneficial holder, has not submitted more than 1,000 shares for repurchase during the program period.

7.  Shares will not be repurchased on a first-come first-served basis.  Rather, the Company will purchase shares under the program and send out payment checks promptly after expiration of any program period.  The Company will total the number of shares submitted and, if necessary, apply any pro rata calculation, and then send out payments and, as necessary, return share certificates.

8.  The necessary documentation may be submitted at any time during the program period up to 5:00 PM on the expiration date.  No documentation will be accepted after 5:00 PM of the expiration date.  Shareholders submitting documentation prior to the expiration date may withdraw the shares at any time, up to 5:00 PM of the expiration date, by written communication received at the address shown on the letter of transmittal.  Holders will be entitled to any cash or stock dividends or distributions on shares submitted if the record date for the dividend or distribution occurs prior to 5:00 PM of the expiration date.  Any submissions not revoked prior to 5:00 PM on the expiration date will be irrevocable.  The holder will not be entitled to cash or stock dividends or distributions on shares which are repurchased if the record date occurs after 5:00 PM on the expiration date.

9.  A shareholder may submit a certificate for more than 1,000 shares and will receive back a new certificate for the shares not purchased.

10.  The letter of transmittal contains conditions for properly executing and completing the letter of transmittal and those conditions are part of the conditions of the repurchase program.  The letter of transmittal is available from the Company's transfer agent.

11.  The Company reserves the right to modify, amend, suspend or terminate the repurchase program, as well as the repurchase of shares, at any time for any reason, including during a program period.  If the repurchase program is modified, amended, suspended or terminated during a program period, any shareholder who has offered shares for repurchase will be promptly notified of any material change.

12.  The repurchase program is administered by the Board of Directors of the Company and its decisions concerning the repurchase program will be final.  Compliance with the terms and conditions set forth herein or in the letter of transmittal may be waived by the Company and any failure to comply with such terms and conditions, as to all shareholders or any shareholder, shall not invalidate any share repurchase or the program.  The failure to repurchase shares offered in the repurchase program will not act as a waiver of the Company's rights under the stock restriction agreement to which a holder’s shares are subject.

13.  The terms and conditions of the Hudson Valley Holding Corp. repurchase program set forth herein are dated May 21, 2009.  Shareholders are advised to contact the investor relations department for any subsequent modifications, amendments, suspensions or terminations of the program.